QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 15, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available before the market opens on February 15, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 5, 7, 8, 9, 10, 12 and 14 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JANUARY 15, 2001

    1.  Do you expect that the new accounting rules proposed by FASB effective for years after 2000 will have any significant impact on Expeditors? Specifically, could you address provisions which will require companies to look at existing goodwill with an eye toward impairment of this intangible asset, accounting for derivatives under FAS 133 with respect to hedging and SAB 101 which covers revenue recognition.

No, we do not expect that any of the above referenced accounting rules will have a material effect on Expeditors. We would refer readers to our most recent filing on Form 10-Q where we address the impact of pending accounting pronouncements. Specifically, we note that goodwill arises with acquisitions accounted for as a purchase as opposed to a pooling of interests. In contrast with our ever-shrinking list of comparable publicly traded competitors, large scale acquisitions have never been a core part of Expeditors' strategy.

The acquisitions that we have finalized have always been accounted for as purchase transactions. However, the unamortized goodwill that we do have on our balance sheet is both 1) immaterial ($13.6 million estimated as of December 31, 2000) and, 2) imminently justifiable as not subject to impairment based on the projected cash flows to be generated by the acquired entities.

With respect to derivatives, we acknowledge that this is a complex area of accounting that investors are more than justified in questioning. In fact, based upon our track record as freight forwarders, we can state that much of the field of derivatives is of a complexity that exceeds our demonstrated skill set. However, we can happily report that the new accounting standards for derivatives are unlikely to have any sort of material effect on our company. Other than hedging for a few currencies that are subject to exchange controls, we do not buy, nor do we sell, derivative instruments.

Finally, we have long been a company that believed in the merits of bottom line profitability as opposed to mere increases in revenue. In keeping with this indifference to top line growth, our long-standing revenue recognition policy is conservative and is in keeping with the new standards relating to revenue recognition.

    2.  Is capacity continuing to open up in the Asia to U.S. trade-lane in terms of both air and ocean cargo?

With respect to ocean cargo, the year 2001 can be projected as a period of additional capacity, particularly as to the last half of the year. In air cargo based upon information currently available, we don't anticipate capacity constraints for 2001 to differ from the normal seasonal patterns. We usually see more capacity in the first half of the year with space tightening in the last six months for the back to school and holiday seasons.

    3.  What lanes, other than Asia to U.S., are seeing more capacity?

In the early part of 2001 there should be more capacity into Europe from both Asia and North America.

    4.  Are there any lanes which are still very tight and therefore depressing gross yields?

None that would materially impact our overall yields.

    5.  Did Vastera's JV with Ford Logistics, in which Ford received XX% of Vastera's stock while Vastera took over Ford's import/export logistics group, change Expeditors' relationship with Ford? Going forward is there risk of disintermediation from companies like Vastera or GFX?

Our contractual relationship for customs services with Ford has not changed as a result of the recent FORD/VASTERA transaction. Ford remains Expeditors' customer despite the fact that Vastera provides managed services to Ford using ex-Ford employees. We eliminated the exact percentage ownership that Vastera relinquished to Ford from your question because we understand that the percentage was greater than you assumed.

Disintermediation does not sound good. After looking up the definition, we can say that getting disconnected from the customer seems to be at the core of this multi-syllabic concept. In fact, it is probably a crime to be voluntarily disintermediated from the customer while trying to remain in the customer service business. If we are going to be disintermediated it is going to take place without any cooperation or consent from us.

The companies who are put forth in this question as potential "disintermediators" belong to the new economy. In general, new economy companies, interestingly enough, have no ability to deliver the entire complement of services that logistics customers require. In addition, these companies are usually so new that they lack a track record of profitability. They cannot block and tackle on site and they don't have freight. When these entities were called software companies the solutions they marketed were often vaporware for a long time before anything worked.

What the new economy companies have done so far is raise money. In our industry, this happens by laying claim to the future of the logistics business based solely upon non-integrated information management capabilities. In large measure, these capabilities do not yet exist or at best are in early development and testing stages. These companies may actually be the disintermediated because their business model disintermediates them from the hands-on ability to manage and control the physical movement of the freight.

From a common sense standpoint, can a service industry be disintermediated? It's one thing to eat corn from a rather generic can; it's quite another to decide that any dentist, doctor, psychiatrist or even hair stylist will do. Making changes in any of these professional services is traumatic and usually involves a great deal of research, recommendations from friends and satisfied customers, etc. We believe that global supply chain management is much more like a professional service than a can of corn.

More companies are actively pointing to supply chain management as the strategic vehicle that will be the key to increased productivity. We believe that it will be a difficult sell to promote the transfer of execution of this strategic function to an information management outfit that lacks an integrated service delivery capability. This would mean trusting a supplier with no direct ability to intervene and impact the supply chain.

Logistics is a different animal. It is dynamic, it is unpredictable and it is highly time sensitive. In order to maximize supply chain performance, the entity managing the function must be in control of all of the means that impact the shipment. It is a fallacy to suggest that one can maximize logistics performance without being able to directly control the fundamental logistics process.

We don't believe that companies can build and manage state of the art supply chain management disciplines being reliant upon a disintegrated information management system that can only tell you "that the freight didn't make it—pick someone else next time."

From what we see and understand, we are not concerned that anyone will seduce us into voluntary disintermediation. If this happens on an involuntary basis, we will go out kicking and swinging which we are confident would not be a pretty sight.

    6.  Will you break down your overall reported net revenue as follows: Japan, China, Southeast Asia, rest of the Far East region?

No. This is information that we are unwilling to disclose. If we did, no doubt next month we would be expected to break out something else, as it seems that enough is never enough. We report segment information the way we track profitability internally. We have major geographic regions with senior leaders assigned to each region. From our perspective, that is enough.

    7.  How will more normalized trade relations impact your growth rate in China during 2001 and beyond?

We assume that you are referring to the scheduled entry of The People's Republic of China (PRC) into the WTO. It would be unlikely that this particular development would impact our 2001 growth rate, significantly one way or the other.

Asking about the growth rates beyond 2001 is really asking us to make a prediction. As we've stated before, we don't make predictions that require ouija boards, magical incantations or entrails of owls. Some are hard to use reliably, some we don't know, and others are just messy.

Most experts, including the PRC itself, agree that full-fledged membership in the WTO will increase their ability to expand global trade. Since Expeditors is in the business of global trade and since we have a strong presence in the PRC, we believe that more global trade should bode well for us.

    8.  Describe the significance of a Class "A" license and the advantage it provides Expeditors in the market. Who else has one? Do you expect the significance of this license to diminish in the future?

The government of the PRC, and governments of China going back for several thousand years for that matter, have been active in the regulation of international trade. Any foreign owned entity wishing to operate in China must obtain the requisite licenses. It is also a requirement that a Chinese partner join in the venture.

In global logistics, the Class "A" license together with other operating authorities that our joint venture has obtained, allows Expeditors to function as a logistics company in China in the same manner that we operate everywhere else. Without the Class "A" license, a company can only have a liaison office in China. In order to legally operate in the PRC, these companies must use the services of one of the several state-owned transportation companies to perform all of the core logistics functions for their customers.

We cannot tell you which companies have full operating authority in the PRC and which companies exist only with liaison office status. We have been told that we were the first US forwarder to have a national Class "A" license. This gave Expeditors a head start in obtaining the Class "A" operating authority from the various local governments where we operate. The commitment of our largest joint venture partner, Beijing Kang Jie Kong—a division of the Beijing City Government, to the business of global logistics is demonstrated by the existence of these licenses. As we expand across China, our joint venture's Class "A" license allows us to open new operating offices after obtaining a local business license and meeting several other local government requirements.

Partnership with a division of the Beijing City Government, together with our national Class "A" license, has given Expeditors' joint venture credibility with other local governments. Over time, it is entirely possible that full operating authority will become easier to get. In short, the global strength of the Expeditors network and position of our partner makes the license and no matter how easy it may become to get the license, a good partner and one worldwide operating system will be difficult to duplicate.

    9.  Can you characterize to any extent the degree to which turmoil amongst your competitors (i.e., managing integration of acquisitions, reorganization, etc.) is impacting your current net revenue growth rate? If so, how do you expect this to change over the next six months, year, two years?

We have always felt that acquisitions and the resulting integration, reinvention, terminations, closings, and reorganizations on the part of any competitor has allowed Expeditors to strengthen our network. This comes in the form of new personnel, perhaps new offices, and most importantly new customers looking for stability.

Accordingly, we can expect to see some benefit from this latest series of consolidation. We do not concern ourselves with trying to quantify what impact this has on our short-term net revenue growth. We are too busy adding to the network and our business.

We have faith in our system and faith in our ability to execute. Whenever we can add quality personnel and additional profitable locations to our global network, we know we are doing the groundwork for future, consistent, sustained growth. While competitor chaos does not hurt, this is something we do, in any event.

    10. In your estimation, how much of a differentiator is technology in the current marketplace? How does this compare to two or three years ago and what do you anticipate in the next two to three years?

Technology will always provide a great degree of differentiation in this business. Our belief is that as customer demand for more sophisticated services accelerates, the ability to deploy technology-based solutions that are integrated with the movement, positioning and tracking of freight, will continue to differentiate logistics service providers—perhaps even more than is true today.

We are comfortable with what we have accomplished in the technology arena. We like where we are physically headquartered as there is no shortage of programming talent willing to work in downtown Seattle. We think that we have an experienced and proven cadre of talented technology professionals who are charged with delivering our internal and external technology solutions. They have a great track record and we have full confidence in their ability to maintain and further develop integrated technology-based logistic solutions.

    11. Can you quantify what you mean by "non asset based" company? Don't you own buildings, aircraft, and vehicles? The reason I ask this is that as an ex-employee of Expeditors and a current shareholder, I believe that you do have assets on your books.

We are non-asset based in that our growth and our ability to deliver goods to specific locations is not constrained by the physical ownership of underlying assets used to conduct the core logistical operations. In short, we don't own aircraft, vessels or any of the other "means" of transportation. These are assets we acquire on a "per trip" and "as needed" basis. We own precious few trucks and delivery vehicles. In this regard we are a non-asset based logistics supplier.

We do own computers, furniture, and some buildings where ownership is the best long-term option, but these are not items that have to move whether full or empty. In some markets, our offices have grown to a size that the only option available to us is to build or to lease a building on a "build to suit" basis. Given our cash availability, it makes no sense to commit to a 10-year building lease where we essentially pay for the building over 10 years and have to walk away from the asset. If we have a use for the building beyond 10 years, we will buy. While we own these types of assets, they do not bring the risks that are associated with being an asset based logistics supplier.

    12. I love your company, its competitive position, the economic returns, and indeed your ambivalence to Wall Street. And yet I cannot in good faith invest my partner's (and own) dollars in a company that I have never met. I bugged management for a visit two years ago, and they very diligently and politely declined (much to my investment detriment). I understand and respect that you have a business to run, and in fact I am attracted to your company because you are so indifferent to "the Street." In a world of hype, your silence speaks volumes.

But, my simple question is this: Do you accept visitors in Seattle? And if not, is there any investor forum (investor or industry conference, broker sponsored trips, etc.) in which I could meet members of the company? I would also appreciate your advising when your next earnings release date and conference call will be held.

We appear at two or three investor conferences per year. In 2000, we made presentations in Minneapolis (US Bancorp/Piper Jaffray in June), New York (Lazard Freres Logistics Conference in September), and Boston (BB&T Capital Markets in November). We will announce in this forum future investment conferences that we plan to attend. We have committed to none for 2001 as of this date.

We do accept analysts and investors at our corporate office as schedules allow subject to a clear understanding that we cannot answer questions that would put us in violation of Reg. FD. We would refer you to our full policy at www.investor.expeditors.com.

We do not hold conference calls. We find that by responding to well thought out questions, we can give more meaningful, more accurate and more complete answers to the investing public than we would be able to provide in ad-hoc responses during a conference call. We believe that written FD disclosure is a superior method of conveying quality information in a timely manner for all who follow our stock.

Our earnings release date for the 4th quarter of 2000 is scheduled for February 13, 2001, before the opening of the market.

    13. I am a portfolio manager of a private equity fund. I have been following Expeditors for some time and I am now considering an investment in your company. Could you tell me the names of those competitors you consider for your own peer analysis or performance benchmarking?

We have never benchmarked ourselves against any competitors and believe that peer analysis would be a waste of time. We strive to use our time making sure that we are maintaining our own goals and reinforcing our own culture.

To be quite candid, we found very little to analyze in our competitors and even less to emulate in the form of benchmarking performance. We have always created our own standards of excellence and have then focused ourselves to achieve them.

Besides, with all the mergers, who would be left standing to benchmark with?

    14. Could management briefly discuss their views regarding the recent consolidation in the freight forwarding/logistics industry with Circle International and AEI having been acquired in 2000 and the proposed acquisition of Fritz Companies by UPS in 2001. Is the competitive pricing environment the same, better or worse for air, ocean and brokerage from a year ago?

We have become accustomed to our competitors solving their problems by going away. Historically, we have benefited from consolidation activity and the related fallout that occurs when the competition is focused internally.

We have competed successfully with Circle, Air Express and Fritz/Intertrans over the years and we see no reason why a change in ownership will change this demonstrated ability as we compete with the remaining portions of these merged organizations in the future.

With respect to the competitive pricing environment, all pricing remains competitive. From our current perspective, we see very little difference year over year in pricing. The lesson of giving away service and making it up on volume was learned too late by many of the now invisible names in this industry.

    15. Can you discuss the revenue trends in December relative to expectations?

December net revenue, on a year over year basis was certainly brisk and at expectation. December is always a short month from a work perspective. We did not see the same post Christmas to New Years frenzy that we experienced last year perhaps due to Y2K, but to be clear we were certainly not disappointed with the December results.

    16. Do you see any trends by shipping customers moving to a single source third party global logistics provider? In an answer to a question on customer market share in December, you indicated that only one of Expeditors' top ten customers was single source. Does this provide an opportunity to gain market share and also have you changed any plans of entering the US domestic market? We have been hearing rumors that certain US offices are looking to hire domestic sales.

We do not see a trend towards single source third party global logistics providers in the larger customers. Single source customers are rare, usually because the large customers are themselves somewhat decentralized and autonomous in how their individual divisions and operating units conduct their logistics relationships. It is quite common, however, for the smaller customers to rely on one supplier. Customers will always have some kind of backup available to them. Customers have long memories and supply chains are the lifeblood of most organizations. A recent integrator strike demonstrated the wisdom of having an alternative plan even where your parcel preference is for a single provider.

As we have consistently said, if customer demand requires that we provide a US only solution, we are comfortable that we can meet requirements in this area. Your question seems to assume a tie in with certain US branches hiring sales people with domestic sales experience and a decision by Expeditors to enter the domestic market. There is no such relationship. We are always looking for good sales people, from whatever discipline.

We have had some success with sales people who approached us from the larger domestic forwarders. These folks were frustrated with the program at their existing employers and convinced us to let them try the international side.

After going through the intensive retraining required to learn the complexities of selling international ocean and air freight, customs brokerage, international distribution and marine insurance, most of these folks have done pretty well. It doesn't surprise us that they might have spread the word that Expeditors has a great compensation philosophy that rewards solid performers with the peace of mind that no one is ever going to "fiddle" with their compensation and thereby make them victims of their own success.

QuickLinks

SELECTED INQUIRIES RECEIVED THROUGH JANUARY 15, 2001